Exhibit 99.1

Contact: Janine Orf
Phone: 314-214-7000
E-mail: jorf@talx.com
NEWS RELEASE
TALX REPORTS RECORD SECOND-QUARTER REVENUES OF $65.7 MILLION,
EARNINGS FROM CONTINUING OPERATIONS OF $8.1 MILLION,
OR $0.25 PER DILUTED SHARE
ST. LOUIS, MO (October 25, 2006) – TALX Corporation (NASDAQ: TALX) today reported that fiscal second-quarter earnings from continuing operations increased 14 percent to $8.1 million, or $0.25 per diluted share, from the year-ago $7.2 million, or $0.21 per diluted share. The increased earnings primarily reflected the contribution from recent acquisitions, revenue gains in The Work Number services, and ongoing emphasis on cost controls.
Effective April 1, 2006, the company adopted Statement of Financial Accounting Standards No. 123r, “Share-Based Payment” (SFAS 123r). Included in fiscal 2007 second-quarter results was approximately $666,000, net of taxes, or $0.02 per diluted share, related to share-based compensation expense.
Second-quarter revenues increased 36 percent to $65.7 million from $48.3 million the year before. The Work Number services’ revenues rose 17 percent, and revenues for the tax management services business increased 24 percent from year-ago levels. The 2007 second quarter also benefited from $7.3 million in revenues from the company’s April 6, 2006 acquisition of Performance Assessment Network, Inc., or pan.
Gross profit for the second quarter expanded 36 percent to $42.0 million from $30.8 million. Gross margin improved to 64.0 percent from 63.7 percent the year before, despite the impact of expenses related to share-based compensation, which negatively affected gross margin by 25 basis points in the 2007 second quarter. Gross profit for The Work Number services increased 23 percent to $21.1 million from $17.2 million, with gross margin climbing 400 basis points to 82.6 percent from 78.6 percent the year before. Gross profit for the tax management services business rose 28 percent to $16.9 million from $13.3 million, with gross margin improving 120 basis points to 52.2 percent from 51.0 percent the year before. Gross profit for talent management services was $3.6 million, and gross margin was 49.2 percent.
William W. Canfield, president and chief executive officer, commented, “As a result of our highly scalable business model in The Work Number business, the higher revenues this quarter resulted in record gross margin. In particular, this quarter we benefited from the consolidation of our shared services group, which led to lower costs. To drive further revenue growth in this segment, we continued to pursue initiatives that expanded its reach. For example, we began recognizing revenues this quarter from our new Confirmation Direct service, which offers a simplified, lower-priced verification that we are marketing primarily to short-term lenders and property managers. In addition, we expect to begin a pilot of our One Stop Verifications call center service in our fiscal fourth quarter. Through a partner relationship, a verifier using this service can satisfy virtually all verification needs through TALX, whether or not the records are on The Work Number database.
“In our tax management services businesses, we continued to benefit from our acquisitions in both the unemployment tax services and the tax credits and incentives businesses. Additionally, in the unemployment business, we realized 8 percent organic growth, marking our fourth consecutive quarterly organic gain. As a result of the higher revenues in the unemployment tax business, coupled with continued leveraging of our infrastructure, our gross margin reached a record 52.7 percent this quarter.”
L. Keith Graves, senior vice president and chief financial officer, pointed out, “As a result of our higher gross profit, as well as continued focus on cost control, operating income increased 35 percent compared to the year-ago quarter. Higher gross profit and strong management of our working capital, particularly our accounts receivable, drove our operating cash flow to almost $23 million this quarter, compared to $7 million a year ago.
“We also increased shareholder value this quarter by raising our quarterly dividend by 25 percent, to 5 cents per share. Further, we repurchased almost 1.1 million shares during the second quarter for approximately $23.8 million, bringing the year-to-date total to more than 1.4 million shares, purchased for about $31.9 million. The share repurchases and increased earnings resulted in second-quarter diluted earnings per share being ahead of our expectations.”
Graves also reported, “Fiscal 2007 second-quarter results reflected costs of approximately $0.01 per share for additional infrastructure costs primarily related to relocating our corporate offices.” He added that these costs will drop significantly in the third quarter as the relocations are substantially completed.
The company’s effective income tax rate was slightly higher in the fiscal second quarter compared to a year ago, primarily as a result of the implementation of SFAS 123r. The corresponding income tax benefit of certain elements of share-based compensation can be recognized only if, and to the extent that, certain future events occur. The company expects this rate to continue through the 2007 fiscal year.
The total number of employment records on The Work Number services database increased 16 percent to 138.3 million at September 30, 2006, from 119.2 million a year ago. The company added 5.2 million employment records during the quarter, representing a 4 percent increase in total records over the previous sequential quarter. Total employment records under contract, including those in the contract backlog to be added to the database, increased 18 percent to 149.0 million at September 30, 2006, from 126.5 million a year earlier and 4 percent over the previous sequential quarter total of 143.0 million. Of the 138.3 million records on the database at September 30, 28 percent represented current employees, while the remainder represented former employees.
Canfield noted, “We continue to monitor the status of the Work Opportunity, or WOTC, and Welfare to Work, or WtW, federal tax credits, which have been in hiatus since January 1 and which are not likely to be reinstated during our fiscal third quarter. The absence of these credits adversely affected second-quarter revenues by approximately $2.0 million, and we expect that future quarterly revenues will be similarly adversely impacted unless and until the credits are reinstated. Additionally, within our talent management services segment, the Transportation Security Administration, or TSA, has reduced funding of its contract, which we expect will adversely impact our fiscal third quarter revenues by approximately $2.9 million. We understand that the reduced TSA funding is temporary and that the TSA expects to have funding in place beginning in calendar year 2007 to return to levels consistent with previous quarters in calendar year 2006.
“Despite the impact of this reduced revenue, we are pleased that our strong second-quarter financial performance and expected outlook for the rest of the year have allowed us to maintain our full-year financial guidance.” TALX is reiterating guidance for the fiscal year ending March 31, 2007, with diluted earnings per share from continuing operations estimated in a range of $1.06 to $1.12 and revenue between $275 million and $280 million.

TALX also provided initial guidance for the third fiscal quarter ending December 31, 2006. The company expects revenues ranging from $66 million to $68 million and diluted earnings per share from continuing operations of $0.24 to $0.26. Third-quarter diluted earnings per share from continuing operations in fiscal 2006 were $0.22 and revenues totaled $52.3 million. Results for fiscal year 2006 included no impact from SFAS 123r.
A conference call to discuss the company’s fiscal 2007 second-quarter performance and its outlook is scheduled for Thursday, October 26, at 9:00 a.m. Central Time. To participate in this call, dial (888) 400-7916. A slide presentation will accompany the call on the Web at www.talx.com/2007. Other information of investor interest can be found at www.talx.com/investor, and the company’s corporate governance website is located at www.talx.com/governance. A digitized replay of the call will be available from 2:30 p.m. CDT on Thursday, October 26, through January 25, 2007. The replay number is (800) 475-6701 and the access code is 844370.
Statements in this news release expressing or indicating the beliefs and expectations of management regarding future performance are forward-looking statements including, without limitation, favorable operating trends, anticipated revenue and earnings in the third quarter of fiscal 2007 and for the fiscal year ending March 31, 2007, and any other plans, objectives, expectations and intentions contained in this release that are not historical facts. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These risks and uncertainties include, without limitation, the preliminary nature of our estimates, which are subject to change as we collect additional information and they are reviewed internally and by our external auditors, as well as the risks detailed in the company’s Form 10-K for the fiscal year ended March 31, 2006, in “Part I – Item 1A. – Risk Factors” and in the company’s Form 10-Q for the quarter ended June 30, 2006, in “Part II. Other Information – Item 1A. Risk Factors,” as well as (1) the risk that our revenues from The Work Number may fluctuate in response to changes in certain economic conditions such as interest rates and employment trends; (2) risks associated with our ability to prevent breaches of confidentiality or inappropriate use of data as we perform large-scale processing of verifications; (3) risks associated with our ability to maintain the accuracy, privacy and confidentiality of our clients’ employee data; (4) risks related to our ability to increase the size and range of applications for The Work Number database and to successfully market current and future services and related to our dependence on third party providers to do so; (5) proceedings by Federal and state regulators related to our business, including the inquiry by the Federal Trade Commission related to our acquisitions in the unemployment compensation and Work Number businesses; (6) the risk of interruption of our computer network and telephone operations, including potential slow-down or loss of business as potential clients review our operations; (7) risks associated with potential challenges regarding the applicability of the Fair Credit Reporting Act or similar law; (8) risks relating to the dependence of the market for The Work Number on mortgage documentation requirements in the secondary market and the risk that our revenues and profitability would be significantly harmed if those requirements were relaxed or eliminated; (9) risks related to the applicability of any new privacy legislation or interpretation of existing laws; (10) the risk that our revenues from unemployment tax management services may fluctuate in response to changes in economic conditions; (11) risks related to changes in tax laws, including potential continuation of the hiatus or even the nonrenewal or elimination of the work opportunity, or WOTC, and welfare to work, or WtW, tax credits; (12) the risk to our future growth due to our dependence on our ability to effectively integrate acquired companies and capitalize on cross-selling opportunities; and (13) risks relating to doing business with the federal government following our April 2006 acquisition of pan. These risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. We do not undertake any obligation or plan to update these forward-looking statements, even though our situation may change.

TALX Corporation, based in St. Louis, Missouri, is a leading provider of human resource and payroll-related services and holds a leadership position in automated employment and income verification as well as unemployment tax management. TALX provides over 9,000 clients, including three-fourths of Fortune 500 companies, with Web-based services focused in three employment-related areas: hiring, pay reporting, and compliance. Hiring services include assessments and talent management, paperless new hires, and tax credits and incentives. Pay reporting services include electronic time tracking, paperless pay, and W-2 management. Compliance services include employment and income verifications through The Work Number, unemployment tax management, and I-9 management. The company’s common stock trades in The NASDAQ Global Select Market under the symbol TALX. For more information about TALX Corporation, call 314-214-7000 or access the company’s Web site at www.talx.com.
— tables attached —

TALX Corporation and Subsidiaries
Consolidated Statements of Earnings
(dollars in thousands, except per share information)
(unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
The Work Number services	$25,547	$21,857	$51,444	$42,302
Tax management services	32,419	26,043	65,577	51,968
Talent management services	7,308	—	14,025	—
Maintenance and support	391	444	793	868

Total revenues	65,665	48,344	131,839	95,138

Cost of revenues:
The Work Number services	4,452	4,679	10,025	9,409
Tax management services	15,486	12,766	31,751	25,542
Talent management services	3,714	—	7,099	—
Maintenance and support	19	100	38	186

Total cost of revenues	23,671	17,545	48,913	35,137

Gross profit	41,994	30,799	82,926	60,001

Operating expenses:
Selling and marketing	10,868	8,073	21,973	15,803
General and administrative	14,005	10,052	28,424	20,140

Total operating expenses	24,873	18,125	50,397	35,943

Operating income	17,121	12,674	32,529	24,058

Other income(expense), net:
Interest income	190	154	350	311
Interest expense	(3,547)	(1,008)	(6,734)	(1,924)
Other, net	19	—	24	(5)

Total other income (expense), net	(3,338)	(854)	(6,360)	(1,618)

Earnings from continuing operations before income tax expense	13,783	11,820	26,169	22,440
Income tax expense	5,638	4,669	10,705	8,864

Earnings from continuing Operations	8,145	7,151	15,464	13,576
Discontinued operations, net of income taxes:
Earnings from discontinued operations, net	—	(4)	—	3
Gain on disposal of discontinued operations, net	—	30	—	225

Earnings from discontinued operations	—	26	—	228

Net earnings	$8,145	$7,177	$15,464	$13,804

Basic earnings per share:
Continuing operations	$0.26	$0.23	$0.49	$0.43
Discontinued operations	—	—	—	0.01

Net earnings	$0.26	$0.23	$0.49	$0.44

Diluted earnings per share:
Continuing operations	$0.25	$0.21	$0.46	$0.40
Discontinued operations	—	—	—	0.01

Net earnings	$0.25	$0.21	$0.46	$0.41

Weighted average number of shares outstanding (basic)	31,602,206	31,588,088	31,852,265	31,587,219
Weighted average number of shares outstanding (diluted)	33,076,605	33,660,792	33,408,942	33,529,938

TALX Corporation and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands, except share information)

	September 30, 2006	March 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,670	$5,705
Short-term investments	—	5,850
Accounts receivable, less allowance for doubtful accounts of $3,866 at September 30, 2006, and $3,731 at March 31, 2006	36,168	31,527
Unbilled receivables	3,556	5,911
Prepaid expenses and other current assets	8,734	6,576
Deferred tax assets, net	755	2,580

Total current assets	54,883	58,149
Property and equipment, net of accumulated depreciation of $29,529 at September 30, 2006, and $25,227 at March 31, 2006	22,479	16,037
Capitalized software development costs, net of amortization of $7,403 at September 30, 2006, and $6,329 at March 31, 2006	5,801	4,059
Goodwill	231,672	190,232
Other intangibles, net	132,562	77,434
Other assets	2,151	1,634

	$449,548	$347,545

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,301	$2,257
Accrued expenses and other liabilities	18,080	19,219
Dividends payable	1,567	1,289
Deferred revenue	7,170	6,893

Total current liabilities	30,118	29,658
Deferred tax liabilities, net	42,928	17,634
Long-term debt	199,877	110,802
Other liabilities	3,733	3,153

Total liabilities	276,656	161,247

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value; authorized 5,000,000 shares and no shares issued or outstanding at September 30, 2006, or March 31, 2006	—	—
Common stock, $.01 par value per share; authorized 75,000,000 shares at September 30, 2006 and March 31, 2006; issued 32,417,630 shares at September 30, 2006, and 32,225,321 shares at March 31, 2006	324	322
Additional paid-in capital	176,825	177,463
Deferred compensation	—	(5,076)
Retained earnings	22,349	13,467
Accumulated other comprehensive income:
Unrealized gain on interest rate swap contract, net of tax expense of $56 at September 30, 2006, and $80 at March 31, 2006	81	122
Treasury stock, at cost, 1,225,562 shares at September 30, 2006	(26,687)	—

Total shareholders’ equity	172,892	186,298

	$449,548	$347,545

TALX Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net earnings	$15,464	$13,804
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	9,962	6,045
Non-cash compensation	1,758	43
Deferred taxes	2,264	1,715
Gain on swap agreement	—	(59)
Change in assets and liabilities, excluding those acquired:
Accounts receivable, net	1,210	(2,794)
Unbilled receivables	2,355	939
Prepaid expenses and other current assets	(1,854)	(1,771)
Other assets	(64)	(267)
Accounts payable	531	1,062
Accrued expenses and other liabilities	(2,707)	(2,127)
Deferred revenue	(35)	(1,174)
Other liabilities	580	(57)

Net cash provided by operating activities	29,464	15,359

Cash flows from investing activities:
Additions to property and equipment, net	(10,949)	(3,882)
Acquisitions, net of cash acquired	(80,068)	(27,545)
Purchases of short-term investments	—	(5,120)
Proceeds from sale of short-term investments	5,850	3,785
Capitalized software development costs	(2,206)	(1,186)

Net cash used in investing activities	(87,373)	(33,948)

Cash flows from financing activities:
Issuance of common stock	2,983	3,611
Tax benefit on exercise of stock options	1,195	—
Repurchase of common stock	(31,901)	(1,287)
Borrowings under long-term debt agreements	164,888	84,850
Repayments under long-term debt agreements	(76,705)	(75,500)
Dividends paid	(2,586)	(1,678)

Net cash provided by financing activities	57,874	9,996

Net decrease in cash and cash equivalents	(35)	(8,593)
Cash and cash equivalents at beginning of period	5,705	11,399

Cash and cash equivalents at end of period	$5,670	$2,806

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